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                                                                     EXHBIT 5(g)
                                    FORM OF
                             SUB-ADVISER AGREEMENT

SUB-ADVISER AGREEMENT executed as of _________, 1998 between ALLMERICA FINANCIAL INVESTMENT MANAGEMENT SERVICES, INC. (the "Manager"), and PUTNAM INVESTMENT MANAGEMENT, INC. (the "Sub-Adviser").

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

   (a) Subject always to the control of the Trustees of Allmerica Investment Trust (the "Trust"), a Massachusetts business trust, the Sub-Adviser will furnish continuously an investment program for the following series of shares of the Trust: SELECT GROWTH FUND and such other series of shares as the Trust, the Manager and the Sub-Adviser may from time to time agree on (together, the "Funds"). The Sub-Adviser will make investment decisions on behalf of each of the Funds and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser will comply with the objective and policies of each of the Funds, as set forth in the current Registration Statement of the Trust filed with the Securities and Exchange Commission ("SEC"), as from time to time amended, as long as notice of such amendments is delivered to the Sub-Adviser, and any applicable federal and state laws, and will comply with other policies which the Trustees of the Trust (the "Trustees") or the Manager, as the case may be, may from time to time determine by written notice to the Sub-Adviser. The Sub-Adviser shall make its officers and employees involved in portfolio management of the Funds available to the Manager from time to time at reasonable times to review investment policies of the Funds and to consult with the Manager regarding the investment affairs of the Funds. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust.

   (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities directly related to investment management, including clerical personnel and equipment necessary for conduct of the investment affairs of each of the Funds. Except as set forth in the immediately preceding sentence, the Sub-Adviser shall have no responsibility for administration of the Funds, including but not limited to pricing and bookkeeping services.

   (c) The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for each Fund with issuers, brokers or dealers selected by the Sub-Adviser which may include brokers or dealers affiliated with the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser always shall seek best execution (except to the extent permitted by the next sentence hereof), which is to place portfolio transactions where each Fund can obtain the most favorable combination of price and execution services in particular transactions or provided on a continuing basis by a broker or dealer, and to deal directly with a principal market maker in connection with over-the-counter transactions, except when it is
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believed that best execution is obtainable elsewhere. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such excess amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser and its affiliates with respect to the Trust and to other clients of the Sub-Adviser as to which the Sub-Adviser or any affiliate of the Sub-Adviser exercises investment discretion.

   (d) The Sub-Adviser shall not be obligated to pay any expenses of or for a Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1.

2. OTHER AGREEMENTS

   It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. The Manager understands that the Sub-Adviser and its affiliates now act, will continue to act and may act in the future as investment manager or advisers to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including offshore entities or accounts, and the Manager has no objection to the Sub-Adviser's so acting, provided that whenever a Fund and one or more other investment companies or accounts managed or advised by the Sub-Adviser or affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The terms and provisions of such formula shall be communicated in writing to the Trust. The Manager recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund. In addition, the Manager understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses.

3. COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER

   The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to
Section 1, a fee, determined as described in Schedule A which is attached hereto and made a part hereof. Such fee shall be paid by the Manager and not by the Trust.

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4. AMENDMENTS OF THIS AGREEMENT

   This Agreement (including Schedule A hereto) shall not be amended as to any Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding voting securities of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of the Sub-Adviser.

5. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

   This Agreement shall be effective as of the date executed, and shall remain in full force and effect as to each Fund continuously thereafter, until terminated as provided below.

   (a) Unless terminated as herein provided, this Agreement shall remain in full force and effect through May 30, 1998, and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually (i) by the Trustees or by the affirmative vote of a majority of the outstanding voting securities of the Fund, and (ii) by a vote of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of any Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

   (b) This Agreement may be terminated as to any Fund without the payment of any penalty by the Manager, subject to the approval of the Trustees, by vote of the Trustees, or by vote of a majority of the outstanding voting securities of such Fund at any annual or special meeting or by the Sub-Adviser, in each case on sixty days' written notice.

   (c) This Agreement shall terminate automatically, without the payment of any penalty, in the event of its assignment or in the event that the Management Agreement between the Manager and the Trust dated July 1, 1992 shall have terminated for any reason.

6. CERTAIN DEFINITIONS

   For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding voting securities" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of a Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

   For the purposes of this Agreement, the terms "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and

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regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities and Exchange Act of 1934 and the rules and regulations thereunder.

7. NONLIABILITY OF SUB-ADVISER

   In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust, to any shareholder of the Trust, or to the Manager, for any act or omission in the course of, or connected with, rendering services hereunder.

8. LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

   A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the appropriate Fund.

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IN WITNESS WHEREOF, ALLMERICA FINANCIAL INVESTMENT MANAGEMENT SERVICES, INC. has
caused this instrument to be signed in duplicate on its behalf by its duly authorized representative and PUTNAM INVESTMENT MANAGEMENT, INC. has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                            ALLMERICA FINANCIAL INVESTMENT
                            MANAGEMENT SERVICES, INC.


                            By:    ___________________________________

                            Title: ___________________________________



                            PUTNAM INVESTMENT MANAGEMENT, INC.


                            By:    ___________________________________

                            Title: ___________________________________




Accepted and Agreed to as of the day and year first above written:


ALLMERICA INVESTMENT TRUST


By:    _________________________

Title: _________________________

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                                  SCHEDULE A
                                  ----------


The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to Section l, a fee, computed daily at an annual rate based on the average daily net assets of each Fund under the following fee schedule. Such fee will be paid to the Sub-Adviser after the end of each calendar quarter.


                    Assets                  Rate
                    ------                  ----

                    First $50 Million      0.50%
                    Next $100 Million      0.45%
                    Next $100 Million      0.35%
                    Next $100 Million      0.30%
                    Over $350 Million      0.25%

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